Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Range Impact, Inc.:

We hereby consent to the incorporation by reference in Registration Statement on Form S-1 (File No. 333-279203) of Range Impact, Inc., the Registration Statement on Form S-8 (File No. 333-259289) of Vitality Biopharma, Inc. (now known as Range Impact, Inc.), the Registration Statement on Form S-8 (File No. 333-192398) of Stevia First Corp. (now known as Range Impact, Inc.), and the Registration Statement on Form S-8 (File No. 333-181048) of Stevia First Corp., of our report dated March 30, 2026, relating to the consolidated financial statements and financial statement schedules, which appear in this Form 10-K, for the year ended December 31, 2025.

/s/ MEADEN & MOORE, LTD.

Cleveland, Ohio
March 30, 2026